Exhibit 99.1

Cash America Reviews Potential Changes in Florida Product Offering

FORT WORTH, Texas--(BUSINESS WIRE)--Cash America International, Inc. (NYSE: CSH) announced today that it learned last week that a recommended order was issued through a Florida administrative proceeding involving the Florida Office of Financial Regulation and a competitor of the Company. The competitor acts as a Credit Services Organization in Florida to arrange short-term cash advances for Florida customers with an independent third-party lender. The Company offers a CSO product in Florida that has similar characteristics to the competitor’s Florida CSO product. Although the recommendations in the order are not final and the Company is not a party to the administrative proceeding, the recommendations could lead to a change in the Florida CSO product currently being offered by the Company. In this regard, the Company has reviewed the potential implications of changing its own Florida CSO product to an alternative cash advance product. Based on this review, if the Company were to move to an alternative cash advance product in Florida, it does not anticipate a change in its current financial guidance for earnings per share for the full year of 2008, as published on January 24, 2008.

For purposes of modeling the potential effects of such a change, the Company assumed that it moved to an alternative cash advance product in Florida at the beginning of its second fiscal quarter, April 1, 2008, even though such a change will not occur as early as April 1. While a change would reduce the amount of revenue and earnings related to this portion of its cash advance portfolio, management’s outlook for higher revenue and profitability going forward, based on the growth and performance in earning assets during the first quarter of 2008, overcome the projected economic impact of such a change in future quarters. The Company believes that its pawn lending and merchandise disposition activities in Florida will not change if the Company were to move to an alternative cash advance product in Florida.

The Company is unable to comment on the issues related to the administrative action until the parties directly involved complete their allowed courses of action. It is anticipated that more details will become available and that the Company may be in a position to provide more information on this topic during its regularly scheduled conference call to discuss the financial results for its first quarter ended March 31, 2008 on Thursday morning April 24 at 7:45 AM CST. The Company recently announced that its first quarter financial results were expected to exceed its previously published expectations for earnings per share due to higher revenues and lower loan loss expenses.

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 942 total locations as of December 31, 2007. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 499 locations in 23 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 304 locations that offer this service under the brand names Cash America Payday Advance and Cashland. Short-term cash advances are also offered over the Internet to customers in 32 states in the United States and the United Kingdom at http://www.cashnetusa.com and http://www.quickquid.co.uk, respectively. In addition, check cashing services are provided through its 139 franchised and Company-owned “Mr. Payroll” check cashing centers.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com

http://www.cashlandloans.com

http://www.cashnetusa.com

http://www.quickquid.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company's services, the continued acceptance of the online distribution channel by the Company’s cash advance customers, the actions of third parties who offer products and services at the Company’s locations, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, fluctuations in the price of gold, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company's businesses, the ability to successfully integrate newly acquired businesses into the Company’s operations and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond Company’s control, and the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International
Thomas A. Bessant, Jr., 817-335-1100